Exhibit 10(aa)(2)
February 10, 2006
Mr. Greg Slack
13858 Freeport Road
San Diego, CA 92129
Re: Employment at Ashworth, Inc.
Dear Mr. Slack:
In accordance with our recent discussions, we are pleased to confirm our offer to you of a promotion with Ashworth, Inc. (the “Company”) upon the following terms and conditions:
1.
Position; Reporting; Commencement. The position title shall be Corporate Controller and you shall initially report to Randy Herrel in his position of Chairman/CEO, effective February 7, 2006. You will be required to observe the Company’s personnel and business policies and procedures. In the event of any conflict, the terms of this letter will control.

2.	Base Salary; Reviews. You will receive a bi-weekly salary of $5,384.62, less applicable withholding and deductions, which is payable every other Friday.
3.
Bonus: You have an opportunity to receive a 25% bonus ($35,000) of your annual salary if the Company meets the plan. In order to be eligible for the bonus program you must be employed with Ashworth Inc. through the end of each fiscal year.

4.
Retention Bonus: You will receive two guaranteed payments of a retention bonus as follows. The first payment, equal to six months salary (net pay of $70,000), shall be made after the 3rd quarter 10-Q is filed, (September 11, 2006). In order to be eligible for the first payment you must be employed with Ashworth Inc. through September 11, 2006. Should Ashworth terminate your employment for reasons other than cause, on or prior to September 11, 2006 you will receive the retention bonus as described for September 11, 2006. In addition, you will receive a second retention payment of $14,500 (net pay) to be paid on June 30, 2007.

5.	Savings Plan/Insurance Benefits. Your savings plan will remain the same. In addition to your existing insurance benefits you will be eligible for Ashworth’s Exec-U-Care health benefits
6.
Business Expenses, Mileage Reimbursement and Clothing Allowance. You will receive reimbursement for normal, ordinary and reasonable business expenses upon your submission of receipts substantiating the expenses claimed in accordance with Company policy. As part of reasonable expenses, you will be entitled to reimbursement for business usage of your personal automobile. You will receive a Clothing Allowance in accordance with Company policy of $100.00 per month.

If you are in agreement with the terms of this letter, please sign and return one copy of the enclosed letter to the Human Resource Department to effect the commencement of your employment.
Sincerely,

/s/Randall L. Herrel, Sr.
Randall L. Herrel, Sr.
Chairman, President and CEO
ACCEPTED AND AGREED TO THIS
10 DAY OF February 2006

/s/Greg Slack Greg Slack